Exhibit 10.15

INDEPENDENT DIRECTOR COMPENSATION PROGRAM
 As of February 2018

1.	Annual Retainer: $75,000.

2.	Committee Fees: audit committee member—$25,000, audit committee chair— $50,000 (inclusive of the audit committee member fee), nominating and corporate governance committee member—$15,000.

3.	Equity Awards. To be determined from time to time by the board of directors or a committee thereof.